Exhibit 10.2

AMENDMENT NO. 1

TO THE

SECURITIES PURCHASE AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of March 3, 2017, to the Securities Purchase Agreement, dated as of February 16, 2017 (the “Agreement”), by and among Gastar Exploration Inc., a Delaware corporation (the “Company”) and each of the purchasers listed on Schedule I thereto (the “Purchasers”). The Company and the Purchasers are each referred to individually as a “Party” and are collectively referred to as the “Parties.”

R E C I T A L S

WHEREAS, the Parties desire to amend certain provisions of the Agreement pursuant to Section 10.12 thereof, as more particularly set forth in this Amendment.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the mutual agreements set forth in the Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

AMENDMENT

1.1    Defined Terms; References. Unless otherwise specifically defined in this Amendment, each term used herein that is defined in the Agreement has the meaning assigned to such term in the Agreement, and each reference to a specific Exhibit, Section or Article shall refer to the particular Exhibit, Section or Article in the Agreement. Each reference to “hereof,” “hereunder,” “herein,” “hereby” and each other similar reference contained in the Agreement shall refer, from and after the date of this Amendment, to the Agreement as amended by this Amendment.

1.2    Amendment to Section 1. The definition of “Beneficially Own,” “Beneficially Owned,” or “Beneficial Ownership” set forth in Section 1 is hereby amended and restated in its entirety as follows:

“ “Beneficially Own,” “Beneficially Owned,” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act; provided, that for purposes of this Agreement the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a Person shall be deemed to be the beneficial owner of a security if that Person has the right to acquire beneficial ownership of such security at any time; provided further that, solely for purposes of Section 5.4(a), Section 5.4(f)(i) and the last sentence of Section 5.4(f), Rule 13d-3(d)(1) shall not apply, to the effect that a Person shall not be deemed to be the beneficial owner of a security if that Person only has the right to acquire beneficial ownership of such security.”

1.3    Amendment of Section 5.4(a). Section 5.4(a) is hereby amended and restated in its entirety as follows:

“Following the Closing, the Purchasers shall, collectively, have the right to nominate, pursuant to the terms and subject to the conditions of this Section 5.4, two nominees to the Board of Directors (the “Board Nominees”). Each such nominee shall not be prohibited from serving as a director pursuant to any applicable law (including, the Exchange Act and the Clayton Antitrust Act of 1914, as amended) or rule or regulation of the SEC or any national securities exchange on which the Company’s Common Stock is listed or admitted to trading (the “Qualification Requirement”); provided, that Messrs. Nathan Walton and Ronald Scott (the initial Board Nominees) shall be deemed to satisfy such Qualification Requirement. In addition, at least one such nominee shall satisfy the independence requirements of the NYSE MKT or any other national securities exchange on which the Company’s Common Stock is listed or admitted to trading (other than for service on the audit committee), as determined in the good faith, reasonable judgment of the Company. The Board of Directors and the appropriate committees of the Board of Directors shall conduct the consideration of the qualifications, suitability and independence of a Board Nominee, and make any determinations with respect thereto, in a manner consistent with considerations and determinations in respect of other members of the Board of Directors. The Purchasers will take all necessary action to cause any nominee for Board Nominee to make himself or herself reasonably available for interviews, to consent to such reference and background checks or other investigations and to provide such information (including information necessary to determine the nominee’s independence status under various requirements and institutional investor guidelines as well as information necessary to determine any disclosure obligations of the Company) as the Board of Directors or its Nominating and Governance Committee may reasonably request; provided, that in each such case, all interviews, investigations and information are generally required to be delivered to the Company by the outside directors of the Company. Provided that the Board Nominees then meet the Qualification Requirement, the Company shall nominate (x) each Board Nominee for re-election as director at the end of each term of such Board Nominee in the event the Purchasers, together with their Affiliated Entities, collectively, then Beneficially Own at least 15% of the total outstanding voting power of the Voting Stock or (y) one Board Nominee for re-election as director at the end of the term of such Board Nominee in the event the Purchasers, together with their Affiliated Entities, collectively, then Beneficially Own at least 5% but less than 15% of the total outstanding voting power of the Voting Stock, in each case as part of the slate proposed by the Company that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of the Board of Directors and will use its reasonable best efforts to cause the election of such Board Nominee(s) to the Board of Directors (including providing the same level of support as is provided for other nominees of the Company to the Board of Directors). In the event that a Board Nominee ceases to be a member of the Board of Directors and at such time another Board Nominee is still a member of the Board of Directors, so long as the Purchasers, together with their Affiliated Entities, collectively, Beneficially Own at least 15% of the total outstanding voting power of the Voting Stock, the Purchasers may select another person as a nominee for Board Nominee to fill the vacancy created thereby and, if the Board of Directors determines that such nominee meets the Qualification Requirement, such nominee shall become a Board Nominee and shall be appointed to fill such vacancy. In the event that a Board Nominee ceases to be a member of the Board of Directors and at such time there are no other Board Nominee on the Board of Directors, so long as the Purchasers, together with their Affiliated Entities, collectively, Beneficially Own at least 5% of the total outstanding voting power of the Voting Stock, the Purchasers may select another person as a nominee for Board Nominee to fill the vacancy created thereby and, if the Board of Directors determines that such nominee meets the Qualification Requirement, such nominee shall become a Board Nominee and shall be appointed to fill such vacancy.”

1.4    Amendment of Section 5.4(f). Section 5.4(f) is hereby amended and restated in its entirety as follows:

“All obligations of the Company pursuant to Sections 5.4(a), (b), (c) and (e) shall terminate upon the first to occur of: (i) such time as the Purchasers, together with their Affiliated Entities, collectively, do not Beneficially Own at least 5% of the total outstanding voting power of the Voting Stock, (ii) the Company sells all or substantially all of its consolidated assets to an unaffiliated third party, (iii) any Person or “group” (as such term is used in Section 13 of the Exchange Act) (other than the Purchasers or any “group” including the Purchasers), directly or indirectly, obtains Beneficial Ownership of 50% or more of the total outstanding voting power of the Voting Stock, (iv) the Company participates in any merger, consolidation or similar transaction unless immediately following the consummation of such transaction the stockholders of the Company immediately prior to the consummation of such transaction continue to hold (in substantially the same proportion as their ownership of the Company’s Voting Stock immediately prior to the transaction) more than 50% of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction or (v) the Purchasers irrevocably waive and terminate all of its rights under this Section 5.4. In addition, the right of the Purchasers to nominate two nominees to the Board of Directors pursuant to Section 5.4(a) shall be reduced to one nominee at such time as the Purchasers, together with their Affiliated Entities, collectively, do not Beneficially Own at least 15% of the total outstanding voting power of the Voting Stock.”

1.5    Amendment of Exhibit A. The definition of “Requisite Stockholder Approval” set forth in Section 1.01 of Exhibit A is hereby amended and restated in its entirety as follows:

“ “Requisite Shareholder Approval” means any and all stockholder approvals that would be required under the listing standards of The NYSE MKT to permit all outstanding Notes to be converted into shares of Common Stock (assuming Physical Settlement at the maximum Conversion Rate referred to in Section 5.07(A)).”

ARTICLE II

MISCELLANEOUS

2.1    No Other Amendments; No Waiver of Rights. This Amendment is intended to be, and shall be construed as, an amendment of the Agreement. Except as amended by this Amendment, the Agreement shall remain unmodified and in full force and effect. The Agreement, together with this Amendment, shall be read together and have effect so far as practicable as though the provisions thereof and the relevant provisions hereof are contained in one document. To the extent that the terms and conditions of this Amendment conflict with the terms and conditions of the Agreement, the terms and conditions of this Amendment shall control. This Amendment shall not be construed as a waiver or amendment of any other provision of the Agreement for any purpose, except as expressly set forth herein.

2.2    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF DELAWARE.

2.3    Counterparts. This Amendment may be executed and delivered (including by .pdf, email or facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the date first above written.

COMPANY:

GASTAR EXPLORATION INC.

By:	/s/ Michael A. Gerlich
Name:	Michael A. Gerlich
Title:	Senior Vice President, Chief Financial Officer and Corporate Secretary

AMENDMENT NO. 1 TO

SECURITIES PURCHASE AGREEMENT

PURCHASERS:

AF V ENERGY I AIV A1, L.P.
AF V ENERGY I AIV A2, L.P.
AF V ENERGY I AIV A3, L.P.
AF V ENERGY I AIV A4, L.P.
AF V ENERGY I AIV A5, L.P.
AF V ENERGY I AIV A6, L.P.
AF V ENERGY I AIV A7, L.P.
AF V ENERGY I AIV A8, L.P.
AF V ENERGY I AIV A9, L.P.
AF V ENERGY I AIV A10, L.P.
AF V ENERGY I AIV A11, L.P.
AF V ENERGY I AIV A12, L.P.
AF V ENERGY I AIV A13, L.P. AF V ENERGY I AIV B1, L.P.

By:	AF V ENERGY I AIV GP, L.P.,
as general partner

By:	/s/ Jesse Yanocha
Name:	Jesse Yanocha
Title:	Authorized Signatory

AMENDMENT NO. 1 TO

SECURITIES PURCHASE AGREEMENT